UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 6, 2011

DineEquity, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	95-3038279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2011, DineEquity, Inc. (the “Company”) announced the appointment of Mr. Tom Emrey, 49, as Chief Financial Officer of the Company, effective September 12, 2011. Mr. Emrey replaces John F. Tierney, who will be leaving the Company following a brief transitional period.

Mr. Emrey joins DineEquity from Universal Studios Home Entertainment, a subsidiary of NBCUniversal, one of the world’s leading media and entertainment companies.  For the past four years, Mr. Emrey has served as executive vice president and chief operating officer of Universal Studios Home Entertainment. He previously served as chief financial officer of Universal Studios Home Entertainment between 2003 and 2007.  Prior to Universal Studios Home Entertainment, Mr. Emrey held a number of senior finance positions at Nestlé USA. Mr. Emrey spent several years with Silgan Containers Corporation, where he held various positions as corporate controller, director of financial reporting and director of internal audit.  Mr. Emrey began his career as an auditor at Ernst & Young LLP.

In connection with Mr. Emrey’s appointment as Chief Financial Officer, the Company and Mr. Emrey entered into an employment agreement (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Emrey will serve as the Company’s Chief Financial Officer, commencing on September 12, 2011, for an initial three-year term subject to successive one-year extensions unless the Company or Mr. Emrey provides a notice of non-renewal. Mr. Emrey will receive a base salary of $455,000 per year and be eligible for an annual bonus at a target level of 75% of his base salary. Mr. Emrey also will be granted, pursuant to the Company’s 2011 Stock Incentive Plan, (i) options to purchase 30,000 shares of the Company’s common stock, and (ii) 10,000 restricted stock awards.  Mr. Emrey will also receive employee benefits and perquisites generally available to the Company’s executive officers. Mr. Emrey will receive a signing bonus of $125,000 to be paid within 30 days of his date of hire.

Mr. Emrey’s Employment Agreement provides that if he is terminated by the Company without “Cause” or if he terminates his employment for “Good Reason” (each, as defined in the Employment Agreement) and executes a general release, he will be entitled to (i) an amount, in one lump sum, equal to one times the sum of (A) his annual base salary, at the then current effective annual rate, plus (B) the average of his actual bonus attributable to each of the preceding three fiscal years; and (ii) the payment by the Company of premiums on his behalf, for coverage substantially similar to that provided under the Company’s health, disability and group term life insurance plans, for up to a 12-month period.

In the event of termination by the Company with Cause, Mr. Emrey will be entitled to receive only his salary through the date of termination, the reimbursement of properly documented reasonable business expenses incurred through the date of termination, and any bonus amounts as may be payable pursuant to the terms of any written plans in which Mr. Emrey was a participant immediately prior to the effective date of the termination.  Mr. Emrey will be entitled to exercise his rights under COBRA at his expense.

If within 24 months following a Change in Control (as defined in the Employment Agreement) the employment of Mr. Emrey is terminated by the Company without Cause or by Mr. Emrey for Good Reason,  he is entitled to: (i) a lump sum payment equal to two times the sum of (A) his base salary in effect immediately prior to the change in control, plus (B) the average of his actual bonus attributable to each of the preceding three fiscal years; and (ii) an amount paid in one lump sum equal to his prorated bonus for the then current fiscal year based on actual performance prior to the date of termination.  In addition, any unvested stock options, stock appreciation rights, and other equity-based awards held by Mr. Emrey will vest as of the day immediately preceding the effective date of termination, all unvested restricted stock awards held by Mr. Emrey will vest as of the day immediately preceding the effective date of termination and all restrictions will immediately be removed and deemed to have been satisfied, and any stock options or stock appreciation rights held by him shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

The foregoing description is qualified in its entirety by the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by this reference.

Item 7.01.              Regulation FD Disclosure.

On September 6, 2011, the Company issued a press release announcing the appointment of Mr. Emrey as Chief Financial Officer of the Company as described under Item 5.02 above.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 on Form 8-K, the information set forth in this Item 7.01 and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.              Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between DineEquity, Inc. and Tom Emrey dated September 12, 2011
99.1	Press Release dated September 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 6, 2011	DINEEQUITY, INC.

	By:	/s/ Bryan R. Adel
Bryan R. Adel
Senior Vice President, Legal, General Counsel and Secretary